Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Fourth Quarter Earnings

and Strong Start to 2021 Paycheck Protection Program Round

Charlottesville, Va., January 29, 2021 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS) announced today its unaudited fourth quarter 2020 net income of $5.5 million, or $0.98 earnings per share, compared to $5.1 million, or $0.88 earnings per share, for the quarterly period ended September 30, 2020, and $0.5 million, or $0.11 earnings per share, for the quarterly period ended December 31, 2019. Earnings for the fourth quarter of 2020 include approximately $0.7 million in one-time expenses related to the merger with Bay Banks of Virginia, Inc. (“Bay Banks”)(OTC: BAYK), and earnings for the year ended 2020 include approximately $1.9 million in one-time expenses related to the merger with Bay Banks and $0.5 million in one-time expenses related to the merger with Virginia Community Bankshares, Inc., which closed in December 2019.

The Company continues to experience record quarterly earnings, largely attributable to its mortgage division and its increased loan volumes. The Company also continued to recognize Paycheck Protection Program loan processing fees over the expected loan lives throughout the fourth quarter, which was offset by increased loan loss provisioning due to the uncertainty surrounding COVID-19 and its long-term economic impact. Additionally, in January 2021, the Company was pleased to declare a dividend of $0.1425 per share, payable on January 29, 2021 to shareholders of record as of the close of business on January 19, 2021.

“One year ago we had no idea what 2020 had in store for us,” said Brian K. Plum, President and Chief Executive Officer. “We experienced a series of events many of us could not have imagined. Our team ran to the roar with a tenacious commitment to our clients and communities. The incredible effort displayed by our team in 2020 is emblematic of the priority we place on service to others, and I have never been prouder to be part of something as I am to be part of this group.”

“We recognize there is still much hard work ahead as we navigate the COVID-19 landscape,” Plum added. “We will continue to do everything we can to assist our employees, borrowers, and communities as we work through present challenges, and we expect the effects of COVID-19 may lead to asset quality deterioration in the coming quarters.”

“We also look forward to finalizing the merger with Bay Banks and welcoming new team members, customers, and communities,” continued Plum. “The efforts of everyone in 2020 toward a successful merger integration and robust business development allow us to approach the future together with a strong combined energy and the wind at our backs.”

Paycheck Protection Program (“PPP”)

In 2020, the Company funded over 2,400 PPP loans reaching a peak of approximately $363 million. Estimated net PPP processing fees earned by the Company for these loans is approximately $11.5 million, of which $7.9 million in net fees were recognized in 2020. The Company funded these loans, which have a statutory loan interest rate of 1.00%, using the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”), which provides 100% funding at a cost of 0.35%. PPP loans do not count toward bank regulatory ratios. The Company is currently working with PPP borrowers through the forgiveness phase of the program. As of January 28, 2021, $183.4 million in PPP loans have been submitted to the U.S. Small Business Administration (“SBA”) for forgiveness and are either awaiting full forgiveness or have been forgiven.

A new round of PPP began in January 2021 and as of January 28, 2021, the SBA had approved approximately $144.3 million, or 1,407 loans to be funded by the Company. The Company estimates fee revenue of approximately $7.1 million to be recognized over the life of these loans.

Fintech Division

The Company’s efforts to partner with fintech providers started gaining critical mass in 2020. The fintech division ended the year with four active partnerships, including Upgrade, Meritize, Flexible Finance, and Kashable, and six emerging partnerships for 2021 including Jaris, BNK.DEV/Ratchet, Aeldra, Grow Credit, MentorWorks, and Unit. Fintech relationships have resulted in approximately $47.0 million in related deposits on the balance sheet.

COVID-19 Response

The Company closed branch lobbies in December 2020 due to heightened concern surrounding the spread of COVID-19. The use of drive-thru and digital alternatives, including online banking and remote deposit anywhere, have ensured minimal disruption to our customers and the normal operations of the Company.

Asset Quality

Nonaccrual loans and loans 90 days or more past due totaled $6.6 million at December 31, 2020, an increase of $2.1 million, or 46.7%, from September 30, 2020. The Company’s provision for loan losses amounted to $2.4 million for the fourth quarter of 2020, compared to $4.0 million in the third quarter of 2020. The increased provisioning in 2020 is related to the continued uncertainty surrounding COVID-19 and its impact on the Company’s borrowers.

In response to COVID-19 during 2020, the Company approved over 550 loan deferrals for a total of $110.6 million. A majority of these loans are now past the deferment period and are back on normal payment schedules with the exception of $6.3 million which are either currently deferred on are expected to be deferred soon. The Company expects additional deferrals and/or modifications to assist customers during these uncertain times as COVID-19 and its various strains continue to impact borrowers. Stimulus relief and the COVID-19 vaccine will hopefully lessen the continued hardships that consumers and businesses have faced up until now. A lot of uncertainty still remains on the pandemic’s impact to be absorbed by the Company. The Company is closely monitoring the past due loan portfolio, and proactively staying in touch with borrowers, especially as it relates to high-risk industries as outlined below.

The economic fallout from COVID-19 is materially impacting all parts of the economy, and especially certain industries. The information below provides the Company’s exposure to these industries, utilizing the Company’s NAICS coding on its loan accounting system as of January 28, 2021:

Industry by NAICS Code	Number of Borrowers	Total Loan Balance
Hotels and Motels	15	$34,515,501
Bed and Breakfasts	5	2,731,444
All Other Traveler Accommodations	5	4,335,986
Full-Service Restaurants	16	4,774,918
Limited-Service Restaurants	14	4,901,169
Religious Organizations	36	6,944,304

TOTAL	91	$58,203,322

Balance Sheet

The Company had total assets of $1.49 billion at December 31, 2020, an increase of $537.4 million, or 55.9%, from December 31, 2019 and a decrease of $25.0 million, or 1.6% from September 30, 2020. The increase in total assets for the year was primarily driven by PPP. Loans held for investment increased $344.1 million, or 53.2% from December 31, 2019, and decreased $48.2 million, or 4.6%, from September 30, 2020. Included in the annual increase is approximately $292.1 million in PPP loans originated in 2020. The decrease in loans held for investment since the quarter ended September 30, 2020 is largely due to PPP loans forgiven during the fourth quarter. A majority of PPP loans are fully funded by the Federal Reserve’s PPPLF program, resulting in a corresponding change in other borrowed funds on the balance sheet. The decline in total assets for the fourth quarter is largely due to the forgiveness of PPP loans originated earlier in 2020. Additionally, loans held for sale declined $14.5 million in the fourth quarter due to the mortgage division beginning the process of pooling loans and selling to agencies. Total deposits increased $223.1 million, or 30.9%, from December 31, 2019, and increased $29.8 million, or 3.3% from September 30, 2020. Noninterest DDA increased $155.2 million, or 87.3% year-to-date and increased $54.5 million, or 19.6% for the fourth quarter. The increase in deposits year-to-date and for the fourth quarter was attributable to funds retained from PPP customers as well as the build-up of liquidity in response to COVID-19. Additionally, the Company’s expanding relationship with key Fintech partners has resulted in additional meaningful deposit growth.

Income Statement

Net Interest Income

Net interest income was approximately $44.5 million for 2020 compared to $21.4 million in 2019, and $14.0 million for the quarter ended December 31, 2020, compared to $11.8 million for the third quarter of 2020. Included in net interest income for the year and fourth quarter of 2020 was approximately $7.9 million and $3.1 million in net PPP fee revenue, respectively. Additionally, the Company recognized Main Street Lending Program fee revenue of approximately $1.5 million in the fourth quarter of 2020. The Company continues to experience a decline in interest expense as higher priced deposits mature or roll off. Interest expense for the fourth quarter was $2.4 million compared to $2.6 million in the third quarter of 2020.

Other Income

Other income for the fourth quarter 2020 remained steady at $17.5 million compared to $17.7 million for the quarter ended September 30, 2020. Residential mortgage banking income is the main driver of other income and represented 93.3% of other income for the fourth quarter. Additionally, the Company recognized $101 thousand in gains on sale of government guaranteed loans in the fourth quarter. The Company is excited to have added a government guaranteed lending team in the fourth quarter to expand upon this key area of lending going into 2021.

Other Expense

Other expenses for the fourth quarter ended December 31, 2020 were $22.4 million compared to $18.8 million in the third quarter of 2020. The majority of this increase relates to the aforementioned one-time merger expenses of $0.7 million. Additionally, salaries and benefits increased $3.4 million for the fourth quarter of 2020 due mainly to bonuses and commissions for the mortgage division in relation to increased volume.

Mortgage Division

The Company’s mortgage operations, which consists of its retail division operating as Monarch Mortgage and its wholesale division operating as LenderSelect Mortgage Group, recorded net income of $11.9 million in 2020 compared to $0.4 million in 2019. The primary driver of these record earnings for the mortgage division was increased volume, largely due to the low rate environment, expansion of the retail business line, the addition of the wholesale business line in late 2019, and retaining mortgage servicing rights (“MSRs”) beginning in the second quarter of 2020. Year-to-date mortgage volume for 2020 was over $1.2 billion, record breaking for the Company. Income related to MSRs increased from $3.2 million through September 30, 2020 to $7.1 million through December 31, 2020.

Capital and Dividends

The Company continually monitors its capital position and is particularly focused on the potential impact that the fallout from COVID-19 will have on its capital position. The Company remains confident in its ability to maintain capital levels at amounts required for regulatory purposes and for the payment of its common stock dividend, but the ability to maintain its dividend payment remains highly dependent on the depth and breadth of the economic impact of COVID-19. The Company may, depending on conditions, find it necessary to suspend common stock dividends.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of Blue Ridge Bankshares, Inc. contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) the effect of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; (xvi) changes in the level of the Company’s nonperforming assets and charge-offs; (xvii) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xviii) potential exposure to fraud, negligence, computer theft and cyber-crime; (xix) the Company’s ability to pay dividends; (xx) the Company’s involvement as a participating lender in the PPP as administered through the SBA, (xxi) the businesses of the Company and Bay Banks may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (xxii) expected revenue synergies and cost savings from the Bay Banks merger may not be fully realized or realized within the expected timeframe; (xxiii) revenues following the Bay Banks merger may be lower than expected; (xxiv) customer and employee relationships and business operations may be disrupted by the Bay Banks merger; and (xxv) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Blue Ridge Bankshares, Inc.

Five Quarter Summary of Selected Financial Data

	Three Months Ended
(Dollars and shares in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Income Statement Data:	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Interest and Dividend Income	$16,426	$14,444	$13,167	$10,423	$8,457
Interest Expense	2,412	2,615	2,522	2,400	2,577

Net Interest Income	14,014	11,829	10,645	8,023	5,880
Provision for Loan Losses	2,375	4,000	3,500	575	277

Net Interest Income After Provision for Loan Losses	11,639	7,829	7,145	7,448	5,603
Noninterest Income	17,554	17,748	16,524	4,998	4,541
Noninterest Expenses	22,430	18,812	15,807	11,338	9,628

Income before income taxes	6,763	6,765	7,862	1,108	516
Income tax expense (benefit)	1,182	1,707	1,644	267	(17)

Net income	5,581	5,058	6,218	841	533
Net income attributable to noncontrolling interest	—	4	4	(9)	(3)

Net income attributable to Blue Ridge Bankshares, Inc.	$5,581	$5,062	$6,222	$832	$530

Per Common Share Data:
Net income-basic	$0.98	$0.88	$1.10	$0.15	$0.10
Net income-diluted	0.98	0.88	1.10	0.15	0.10
Dividends declared (Q4 2020 Dividend declared in January 2021)	—	0.1425	0.1425	0.1425	0.1425
Book value per common share	18.85	17.47	16.83	15.95	16.32
Tangible book value per common share	14.86	13.47	12.72	11.80	12.14
Balance Sheet Data:
Assets	$1,498,258	$1,523,299	$1,585,798	$1,027,605	$960,811
Loans held for investment	991,027	1,039,180	1,021,465	670,935	646,834
Loans held for sale	178,598	193,122	127,796	90,019	55,646
Securities	119,954	123,329	114,003	120,254	128,897
Deposits	945,109	915,266	965,857	769,160	722,030
Subordinated Debt, net	24,506	24,489	24,472	9,809	9,800
Other borrowed funds	396,650	459,611	478,412	140,900	124,800
Total equity	107,775	99,930	95,159	90,274	92,338
Average common shares outstanding—basic	5,719	5,719	5,659	5,664	4,588
Average common shares outstanding—diluted	5,719	5,719	5,659	5,664	4,588
Financial Ratios:
Return on average assets *	1.48%	1.30%	1.90%	0.34%	0.25%
Return on average equity *	21.50%	20.74%	26.83%	3.68%	2.70%
Total loan to deposit ratio	123.76%	134.64%	118.99%	98.93%	97.29%
Held for investment loan to deposit ratio	104.86%	113.54%	105.76%	87.23%	89.59%
Efficiency ratio	76.83%	73.55%	66.78%	91.10%	94.91%
Capital and Credit Quality Ratios:
Average Equity to Average Assets	6.87%	6.27%	7.10%	9.18%	9.31%
Allowance for loan losses to loans held for investment	1.40%	1.17%	0.80%	0.73%	0.71%
Nonperforming loans to total assets	0.44%	0.30%	0.39%	0.50%	0.54%
Nonperforming assets to total assets	0.44%	0.30%	0.39%	0.50%	0.54%
Net charge-offs to total loans held for investment	0.07%	0.01%	0.02%	0.04%	0.02%
Net charge-offs to average loans held for investment (Annualized)	0.26%	0.03%	0.09%	0.15%	0.08%
Reconciliation of Non-GAAP Disclosures (Unaudited):
Tangible Common Equity:
Common equity (GAAP)	$107,775	$99,930	$95,159	$90,274	$92,338
Less: Goodwill and amortizable intangibles	(22,815)	(22,914)	(23,264)	(23,456)	(23,633)

Tangible common equity (Non-GAAP)	$84,960	$77,016	$71,895	$66,818	$68,705
Total shares outstanding	5,719	5,719	5,654	5,661	5,659
Book Value per Share (GAAP)	$18.85	$17.47	$16.83	$15.95	$16.32
Tangible Book Value per Share (Non-GAAP)	$14.86	$13.47	$12.72	$11.80	$12.14

*	Annualized

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEET

	(Unaudited)	(Audited)
	December 31,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$117,945,014	$60,026,071
Federal funds sold	775,000	480,000
Investment securities
Securities available for sale (at fair value)	110,097,130	108,571,161
Securities held to maturity	—	12,192,139
Restricted investments	9,856,882	8,133,519

Total Investment Securities	119,954,012	128,896,819
Loans held for sale	178,598,054	55,646,215
Loans held for investment	991,027,136	646,833,864
Allowance for loan losses	(13,826,811)	(4,572,371)

Net Loans Held for Investment	977,200,325	642,261,493
Bank premises and equipment, net	14,830,693	13,650,556
Bank owned life insurance	15,106,381	14,734,261
Goodwill	19,892,331	19,914,942
Other intangible assets	2,922,237	3,718,319
Other assets	51,034,038	21,482,629

Total Assets	$1,498,258,085	$960,811,305

LIABILITIES
Demand deposits
Noninterest bearing	$333,051,444	$177,819,205
Interest bearing	282,263,053	220,776,065
Savings deposits	78,351,555	62,479,898
Time deposits	251,442,990	260,954,991

Total Deposits	945,109,042	722,030,159
Other borrowed funds	396,649,713	124,800,000
Subordinated debt, net of issuance costs	24,506,259	9,800,434
Other liabilities	24,218,132	11,843,037

Total liabilities	1,390,483,146	868,473,630
STOCKHOLDERS’ EQUITY
Common stock, no par value, authorized—25,000,000 shares; outstanding—5,718,621 shares at 12/31/20, 5,658,585 shares at 12/31/19)	66,771,394	66,204,739
Contributed equity	251,543	251,543
Retained earnings	40,688,159	25,428,056
Accumulated other comprehensive income	(161,222)	229,051

Total Stockholders’ Equity	107,549,874	92,113,389

Noncontrolling interest	225,065	224,286

Total Equity	107,774,939	92,337,675

Total Liabilities and Equity	$1,498,258,085	$960,811,305

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED INCOME STATEMENT

	(Unaudited)	(Audited)
	Year	Year
	Ended	Ended
	December 31, 2020	December 31, 2019
INTEREST INCOME
Interest and fees on loans held for investment	$47,638,222	$25,150,209
Interest and fees on loans held for sale	3,921,650	1,940,043
Interest on federal funds sold	2,013	9,603
Interest and dividends on taxable investment securities	2,751,588	3,552,018
Interest and dividends on nontaxable investment securities	146,733	235,849

Total Interest Income	54,460,206	30,887,722

INTEREST EXPENSE
Interest on savings and interest bearing demand deposits	1,485,486	1,663,340
Interest on time deposits	4,760,700	4,546,037
Interest on borrowed funds	3,703,594	3,310,241

Total Interest Expense	9,949,780	9,519,618

Net Interest Income	44,510,426	21,368,104

PROVISION FOR LOAN LOSSES	10,450,000	1,742,248

Net Interest Income after Provision for Loan Losses	34,060,426	19,625,856
OTHER INCOME
Service charges on deposit accounts	905,276	650,546
Earnings on investment in life insurance	389,749	935,588
Residential mortgage banking income, net	51,544,107	14,432,997
Gain (loss) on disposal of assets	(159,982)	548
Gain (loss) on sale of securities	210,711	450,961
Gain (loss) on sale of OREO	—	(42,757)
Gain on sale of guaranteed USDA loans	879,822	298,288
Other noninterest income	3,054,263	2,069,788

Total Other Income	56,823,946	18,795,959

OTHER EXPENSES
Salaries and employee benefits	45,417,603	19,328,131
Occupancy and equipment	3,550,597	2,537,714
Data processing	2,682,926	1,902,138
Legal, issuer, and regulatory filing fees	2,687,388	1,777,920
Advertising	776,376	809,747
Communications	721,311	441,023
Debit card	582,508	363,114
Directors fees	442,804	230,700
Audits and examinations	436,361	257,510
FDIC insurance	749,011	420,733
Other contractual services	1,408,157	381,583
Other taxes and assessments	1,013,499	660,721
Other operating	7,918,121	3,733,599

Total Other Expenses	68,386,662	32,844,633

Income before Income Taxes	22,497,710	5,577,182
INCOME TAX EXPENSE	4,800,544	972,625

Net Income	17,697,166	4,604,557
Net Income attributable to noncontrolling interest	(778)	(24,242)

Net Income attributable to Blue Ridge Bankshares, Inc.	$17,696,388	$4,580,315

Net Income Available to Common Stockholders	$17,696,388	$4,580,315

Earnings per Share	$3.11	$1.10

Weighted Average Shares Outstanding	5,690,404	4,146,980